Exhibit  10.1

Touchpoint System Operator Agreement (Agreement)

by and between

Touchpoint Connect Limited., organized under the laws of England and Wales

(hereinafter the Operator)

and

Casey Loves Fitness LLC, 6250 Hollywood Blvd., unit 11D Los Angeles, CA 90028

(hereinafter the Customer)

(each the Party and collectively the Parties)

Table of Annexes

Number of Annex	Name of Annex
1	Description of Touchpoint Software	A-1-1
2	Technical Support	A-2-1

i

This System Operator Agreement (the Agreement) is made as of 2nd May, 2020 (the Effective Date) by and between Touchpoint Connect Limited (the Operator) and Casey Loves Fitness LLC (the Customer).

Whereas

A.	Operator has developed, and is willing to support, enhance and further develop the Touchpoint Software and Touchpoint Solution, as those terms are defined below; and

B.	Customer wishes to have access to the Touchpoint Solution for purposes of running the Customer App (as defined below) and updating App Content (as defined below); and

C.	The Parties wish to formalize their agreement on the terms set out herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein the Parties agree as follows:

1.	Definitions

Capitalized terms used in this Agreement shall have the following meanings (whether used in the singular or plural) unless otherwise defined in the body of the Agreement:

Acceptance shall have the meaning as set forth in Section 2.3.

App Marketplace shall have the meaning as set forth in Section 2.4.

Bug(s) shall mean any defects, software errors or malfunctions in or arising from any part of Touchpoint Software resulting in any failure of the Touchpoint Solution to operate continuously and without error or interruption reported (with reasonable evidence) by the Customer to the Operator, such Bugs being prioritized pursuant to the levels of severity in accordance with Annex 2, attached and incorporated hereto.

Confidential Information shall have the meaning as set forth in Section 9.

Customer shall mean as specified on the cover page of this Agreement.

Customer App or App means the particular version of Touchpoint software application, built by Operator based upon Operator’s Touchpoint Software and hosted on the Touchpoint Solution with Customer Content,in accordance with Customer’s specfications and requirements, for use as a Customer-branded App for commercial use through the Apple App Store and Android Playstore, and all updates, modifications, enhancements, patches, Bug fixes, and/or error corrections in connection with the foregoing software application all in compliance with the Apple and Android developer kit terms and conditions.

Customer Content means any and all content, materials, ideas, proposals, concepts, designs, processes, sketches, models, drawings, plans, specifications, images, photographs, footage, videos, audiovisual recordings, audio recordings, progammatic content and cirrciulum, reports, marketing materials, promotional materials, works, creations, other written or tangible expressions, materials and/or deliverables conceived of, created, contributed, developed or implemented by by Customer, or on behalf of Customer, related to the Customer App, including without limtiation all Customer Marks and Name & Likeness and all IP Rights inherent therein or appurtenant thereto.

Customer Marks means all Customer trademarks, trade names, service marks, slogans, and logos and such other Customer trademarks or logos as Customer identifies from time to time to Operator for use in connection with the Customer App.

Customer Property shall have the meaning as set forth in Section 14.2.

Deliverables shall have the meaning as set forth in Section 2.1.

Design Specifications are Customer’s specifications and requirements that Operator will follow to create the Customer App and with which the Customer App shall conform in all respects.

Development Services means all services provided by Operator necessary for the proper development and launch of the Customer App in accordance with Customer specifications and requirements.

Disclosing Party shall have the meaning as set forth in Section 9.

Expenses shall have the meaning as set forth in Section 4.

Further Developments means and changes, modifications, removal or additions to the functionality of the Customer App requested by the Customer after the Launch Date.

IP Rights means all intellectual property rights worldwide arising under statutory or common law, whether or not perfected, and in any media, form, manner or technology known or hereinafter to become known, including but not limited to all (i) patents, patent applications and patent rights, (ii) rights associated with works of authorship including copyrights, copyright applications, copyright registrations, mask work rights, mask work applications and mask work registrations, (iii) rights relating to the protection of trade secrets and confidential information, (iv) any right analogous to those set forth in this Section and any other proprietary rights relating to intangible property and (v) divisions, continuations, renewals, reissues and extensions of the foregoing (as and to the extent applicable) now existing and hereafter filed, issued or acquired.

Launch Date shall have the meaning as set forth in Section 2.4.

Live Class Fees means any fees paid by an individual to participate in a live Customer class hosted or organized by Customer which is streamed through the Customer App.

Maintenance Services shall have the meaning set forth in Section 8.2.

Minimum Term shall have the meaning as set forth in Section 15.1.

Name & Likeness means the name, voice, photographs, image, likeness, performances, and biographical information, statements and/or testimonials of Customer’s officer.

Operator shall mean Touchpoint as specified on the cover page of this Agreement.

Revenue Share shall have the meaning as set forth in Section 4.

Receiving Party shall have the meaning as set forth in Section 9.

Section shall mean a numbered section of this Agreement.

Services shall have the meaning as set forth in Section 2.1.

Service Levels shall have the meaning as set forth in Section 8.

Subscriber means any individual user of the Customer App that subscribes and pays for a membership to use the Customer App.

Subscription Fees means the fees generated from Subscribers in consideration of their use and access to the Customer App.

Test App shall have the meaning as set forth in Section 2.3.

Term shall mean the entire term of this Agreement pursuant to Section 15.

Touchpoint Software means the core Touchpoint engine and other software code, programs, algorithms, APIs and documentation comprising the Touchpoint Solution which Touchpoint has developed prior to the Effective Date, in both executable object code and source code form.

Touchpoint Solution shall mean the services described by in Annex 1, attached and incorporated hereto.

User shall mean any individual that shall be granted use of the Touchpoint Solution thereof.

2.	Customer App Development

2.1	Description of Services. Operator agrees to perform the software development, design, integration, support and maintenance services with regard to building the features and technology for the Customer App described in Section 3 below (the Services). Deliverables means those materials, products and work product to be provided hereunder by Operator, including without limitation the Services, the Customer App, Updates, all Documentation, reports and all other deliverables required by the Customer.

2.2	Development. Subject to the terms and conditions of this Agreement, the Parties will cooperate with one another for the purpose of building and launching the Customer App for public use. Operator will develop the Design Specifications and deliver them to Customer for review and approval in writing. Once Customer grants such approval the Design Specifications will become part of this Agreement. The Customer App will conform in all respects to the applicable Apple and Android tool kit components and standards (including published APIs). All display, positioning and branding of Customer Content and use of the Name & Likeness in connection with the Customer App will be implemented subject to the prior written approval of Customer in all cases and will conform to the terms and conditions of this Agreement. In addition, all use of Customer Marks and the Name & Likeness shall at all times be subject to the usage restrictions set forth in this Agreement and any instructions and/or branding guidelines and standards Customer may communicate to Operator from time to time during the Term.

2.3	Integration. Operator will perform certain integration tasks with regard to the creation of the Customer App which will include, but not be limited to: (i) development and delivery of detailed Design Specifications for acceptance by Customer, (ii) development and delivery of detailed product development project, Deliverable milestones, and acceptance testing plan for acceptance by Customer; (iii) integration of Customer-specific visual style and branding into all facets of Customer App according to Customer’s branding and style guidelines; and (iv) custom design of Customer-specific UI/UX design in collaboration with Customer design team.

Testing and Acceptance. Customer shall deliver the initial set of Customer Content for integration into the Customer App to Operator in the format and form agreed to by the Parties. Within 30 days of Operators’ receipt of the Customer Content, Operator, in consultation with Customer, shall develop a non-public version of the Customer App prominently incorporating the Customer Content provided (the Test App) and make it accessible to Customer. Customer shall make the Test App accessible or viewable to the public only upon Customer’s prior written acceptance (Acceptance) of the Test App. If the Test App fails to pass Customer’s testing or otherwise fails to function in conformance with the Customer specifications, requirements, Documentation or the terms of this Agreement, Customer shall provide Operator with written notice of such failure that contains a reasonable description of the nature of the failure, and Operator shall correct such deficiency within ten (10) days of such written notice and cause the Test App to successfully pass all tests and function in accordance with the Customer specifications, requirements, Documentation and terms of this Agreement.

2.4	Launch. Operator shall use its best efforts to enable Customer to publicly release an initial version of the Customer App 30 days after Acceptance by Customer (the Launch Date). Operator will be responsible for all tasks related to placing and maintaining the Customer App in the Apple App Store and Android Play Store (the App Marketplaces) and will include, but not be limited to the following: (i) establishment of the Customer App as a separate product in the App Marketplace; (ii) release of final tested and Customer-accepted Customer App to the App Marketplace; (iii) guiding the Customer App through App Marketplaces review and approval processes; (iv) upkeep and maintenance of Customer App; (v) compliance with all App Marketplace terms and conditions;

2.5	Customer App Content Updates. After the successful launch of the Customer App, Operator shall train Customer on how to update Customer Content, specifically Customer videos, clips, class schedules, store items, to name a few, and Customer shall thereafter be responsible for updating Customer Content in the Customer App for the duration of the Term.

2.6	Further Developments. To the extent Operator delivers Further Developments to Customer, such Further Developments shall be automatically included in the Agreement and considered as Touchpoint Software for the purposes of this Agreement. Notwithstanding the foregoing, if Customer specifically requests the development and implementation of any Further Development, the actual costs incurred by Operator in developing and implementing such Further Development shall considered an Expense.

3.	Grant of License

3.1	By Operator. In consideration of Operator’s Revenue Share, Operator hereby grants to Customer a worldwide, irrevocable, exclusive, royalty-free license to use the Touchpoint Software and Touchpoint Solution in furtherance of Customers business activities as related to the use, operation, management, and exploitation of the Customer App. All other rights are excluded from this Agreement and are retained by Operator.

3.2	By Customer. During the Term and subject to the terms and conditions of this Agreement, Customer hereby grants to Operator a non-exclusive, royalty-free, non-transferrable, non-sublicensable limited license to integrate, copy and display the Customer Content solely in connection with the development and distribution of the Customer App for the sole purposes of making Customer Content available to Subscribers for their own private, non-commercial use via the Customer App. All use or display of the Customer Marks and the Name & Likeness shall be subject to Customer’s prior written consent and shall at all times conform to the terms and conditions of this Agreement. Customer reserves all ownership and other rights in the Customer Marks and Name &Likeness, and nothing in this Agreement shall be deemed to convey or transfer any ownership rights to Operator in or to the Customer Marks or Name & Likeness or related goodwill.

4.	Expenses; Revenue Share; Payments

Revenue Share. After all Expenses have been paid, Operator and Customer will share all subscriber and revenue fees as follows: 30% to Operator and 70% to Customer (the Revenue Share

Expenses. Integration costs (not to exceed $50,000), hosting fees, maintenance service fees, (collectively, Expenses) as mutually agreed and set forth in writing between the Parties.

4.1	Payments. Operator shall collect all Revenue from the Customer App. On a quarterly basis, and once all Expenses have been satisfied and allocated in accordance with Section 4., Customer shall make payments to Operator of its respective portion of the Revenue Share.

5.	Maintenance Service Fees. The Maintenance Services will be provided by the Operator on an actual cost basis. Operator will provide the initial 60 days Maintenance Services post-Launch Date shall be free of charge.

6.	Hosting Services; Hosting Fees. Hosting services will be provided on Amazon Work Space (AWS) servers and Mongo Database. All server services are supplied by Amazon based on the number of users on the Customers instance of Touchpoint. Therefore, Operator will provide the server Hosting on an actual cost basis for all actual server capacity used by the Customer. The initial 60 days post-Launch Date will be free of charge.

7.	Touchpoint Solutions Services & Features

7.1	During the Term, Operator shall provide Customer with the following Touchpoint Solutions services and features via the Customer App:

a.	Experience/ Giveaways. Customer has the option to run a daily, weekly or monthly Giveaway allowing their subscribers to enter to win. The winner is randomly selected by the computer. Entries will not require an email to win, since the user must be a subscriber in order to enter.

b.	Commerce Store: Customer can sell product within the Customer App.

c.	Content Portal Blog & Video. Customer can upload Customer Content to the Customer App.

d.	Administration Panel. Operator’s Content Management System (CMS) administrator platform allows Customer to upload, edit and run managed Customer Content for the Customer App.

e.	Data Analytics. Access to the Touchpoint Solution database for the Customer App which provides insight tools on number of Users entered for Giveaways, Experiences and commerce via the Operator’s Customer Resource Management (CRM) tool.

f.	Live Streaming. Customer can go live to its Users as long as they are subscribers of the Customer App.

8.	Maintenance Services & Service Levels

8.1	The Touchpoint Solution and Customer App shall operate in accordance with the Service Levels set forth in Annex 2.

8.2	In consideration for the Revenue Share, at all times during the Term of this Agreement, Operator shall provide reasonable maintenance and support services to the Customer App (the Maintenance Services). Without limitation of the foregoing, as part of the Support Services, Operator shall at all times during the Term (i) maintain and support the Customer App, and the underlying Touchpoint Software so that the Customer App is error-free and operates and performs in accordance with the Customer specifications and Documentation; and (ii) provide periodic upgrades and updates.

8.3	If any services, functions or responsibilities not specifically described in this Agreement are an inherent, necessary or customary part of the Maintenance Services or are otherwise required for proper performance of the Maintenance Services in accordance with this Agreement, they shall be deemed to be included within the scope of the Maintenance Service, as if such services, functions or responsibilities were specifically described this Agreement.

8.4	Maintenance Services include:

●	Corrective – diagnosing and fixing errors, possibly ones found by users (Bug fixes)

●	Modification of the Customer App performed after delivery to keep the Customer App usable in a changed or changing environment (This includes software upgrades, upgrades, changes to API's, hosting or domain update or credit card changes)

●	User or authorization of management updates, upgrades, and changes

●	Modification of Customer App after delivery to detect and correct updates and Bug challenges in software product before they become effective faults

●	Maintenance Services do not include new function, design improvements or changes in the User experience (UX)

●	The following part time resource will be provided for the performance of Maintenance Services:

1	iOS developer, 1 Android developer and 1 backend developer

8.5	Operator’s Maintenance Services shall be available round the clock twenty-four hours by seven days with a single point of contact helpdesk. Upon acknowledgement, Operator will estimate the level of severity according to information supplied by Customer. Operator may reassess the level of severity at any time, and will communicate so to Customer.

9.	Confidential Information

The parties agree that each party (the Disclosing Party) may provide certain information to the other party (the Receiving Party), for the purpose of pursuing the business and contractual relationship set forth in this Agreement. “Confidential Information” means and includes the terms of this Agreement and all non-public business and financial information of either party, whether conveyed orally or in writing, including without limitation reports, research, work in progress, programs, marketing and promotion information, customer lists, projections, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such party by its employees, officers, directors, managers, agents, representatives or consultants, and any other information that a reasonable person would or a party should understand is confidential by reason of its content, nature or value or the manner or circumstances in which it is obtained by or disclosed to such Party. The Receiving Party agrees that it will not disclose Confidential Information to others except to the extent that it is necessary to its directors, officers, representatives, legal and financial consultants, and employees having a need to know such Confidential Information for the purpose of fulfilling the Receiving Party’s obligations under this Agreement. The Receiving Party shall notify the Disclosing Party promptly in writing of any misappropriation, unauthorized disclosure or use by any person of the Confidential Information. “Confidential Information” does not include any information which (a) was publicly available at the time of disclosure; (b) was known by the Receiving Party prior to such disclosure; (c) becomes publicly available after disclosure through no fault of the Receiving Party; (d) is received from a third-party who acquired the information without committing a wrongful act; or (e) is developed independently by the Receiving Party without reference to or use of Confidential Information. The Receiving Party may disclose Confidential Information if required by law, subpoena, ororder or request of a federal governmental authority or court of competent jurisdiction, and further, provided that the Receiving Party shall (i) assert the confidential nature of the Confidential Information to be disclosed, (ii) use reasonable efforts to obtain confidential treatment for any Confidential Information so disclosed, and (iii) immediately notify the Disclosing Party of the requirement, order, or request to disclose in advance of such disclosure in order to afford the Disclosing Party the opportunity to contest disclosure.

10.	Representations and Warranties

10.1	Operator’s Representations and Warranties. Operator represents, warrants and covenants that (i) it has all necessary rights, authorizations, and licenses to provide the Services and Deliverables; (ii) each of its personnel assigned to perform Services has the proper skill, training and background to perform in a competent and professional manner and that all Services will be so performed; (iii) the Deliverables, including without limitation the Customer App, at all times shall be free from errors and shall function and perform in accordance with all applicable Customer requirements, Documentation, and Design Specifications; (iv) the Deliverables, including without limitation the Customer App, shall not contain any viruses, time bombs, lock-up program or other device capable of disabling or interfering with Customer’s and any Subscriber’s use of the Deliverables; the Services and Deliverables, and the use thereof, will not infringe, violate or constitute misappropriation of the copyright, patent, trademark, trade secret, license or other proprietary rights of any third party; (vi) Operator shall comply with all applicable laws and regulations; (vii) the Deliverables require no other hardware, software or services for the full and complete operation and use of such Deliverables in accordance with the terms of this Agreement and the applicable Documentation and Design Specifications; (ix) the Touchpoint Software and Touchpoint Solution and any software updates thereto will at all times be compatible with, and properly interoperate with, the Customer App, and all releases, modifications, enhancements, bug fixes and patches shall at all times be compatible with, and properly interoperate with, prior and future versions of the Customer App.

10.2	Customers Representations and Warranties

Subject to any limitations set forth in this Agreement, Customer represents and warrants solely for the benefit of Operator that:

(a)	Customer possesses full power and authority to enter into this Agreement and to fulfill its obligations hereunder;

(b)	The performance of the terms of this Agreement and of Customer’s obligations hereunder shall not breach any separate agreement by which Customer is bound.

Customer shall in good faith and at its own cost provide Operator with any assistance and cooperation reasonably necessary for Operator to provide its services, deliverables and other performance under this Agreement, including without limitation, information, data, access, resources, rights and materials.

10.3	Disclaimer. EXCEPT AS SPECIFIED IN SECTION 10.1 and 10.2 OF THIS AGREEMENT, THE PARTIES MAKE NO WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY TO ONE ANOTHER HEREUNDER. EACH PARTY HEREBY EXPRESSLY DISCLAIMS ALL IMPLIED REPRESENTATIONS AND WARRANTIES OF MERCHANTABILITY, CUSTOMER FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

10.4	Remedies. Subject to anything expressly stated to the contrary herein, if either Party receives written notice from the other of (i) any breach of any of the representations and warranties or (ii) any other failure to fully perform any of its obligations imposed on it under this Agreement, such Party shall, at its cost and expense, in addition to any other remedies whether contractual or by operation of law, remedy that breach or failure promptly after receiving that notice and by no later than within thirty (30) days, failing which the other Party shall be entitled to pursue any rights or remedies which are available to it.

11.	Indemnification. Each Party agrees to indemnify, defend and hold harmless the other Party from and against any and all claims, losses, liabilities, damages, judgments, expenses and costs (including reasonable attorneys’ fees) which result from any third- party claim relating to (i) any allegation that if true would constitute a breach by such Party of any of the warranties expressly set forth in Section 10.1 and 10.2, or (ii) the gross negligence or willful misconduct of such Party. The indemnified Party shall provide the indemnifying Party with prompt written notice of the assertion of any such claim. The indemnifying Party shall control the defense of any indemnified claim with reasonably qualified counsel which it may select, provided that the indemnified Party shall be entitled to participate in any such action or proceeding at its own expense with counsel of its own choosing. The indemnifying Party shall not settle any claim that places any obligation or liability on the indemnified Party or prejudices the rights of the indemnified party without the prior written consent of the indemnified Party, which consent shall not be unreasonably withheld or delayed.

12.	Insurance. Operator shall maintain at all applicable times during the Term Commercial General Liability Insurance and Worker’s Compensation and Employers’ Liability coverage at the statutory limits.

13.	Limitation of Liability. IN NO EVENT WILL CUSTOMER BE LIABLE FOR ANY INDIRECT, PUNITIVE, SPECIAL, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT (INCLUDING LOSS OF BUSINESS, PROFITS, USE, DATA, OR OTHER ECONOMIC ADVANTAGE), HOWEVER IT ARISES, WHETHER FOR BREACH OF THIS AGREEMENT OR IN TORT, EVEN IF CUSTOMER HAS BEEN PREVIOUSLY ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. IN NO EVENT WILL CUSTOMER’S LIABILITY TO OPERATOR FOR ANY AND ALL ACTIONS, CAUSES OF ACTIONS, AND/OR DAMAGES RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF EXCEED, IN THE AGGREGATE, THE UNDISPUTED AMOUNTS DUE AND OWING TO OPERATOR HEREUNDER.

14.	Ownership

14.1	Operator Property. Nothing contained in this Agreement or any prior agreement between the Parties shall be construed as transferring any of the IP Rights in Touchpoint Software or Touchpoint Solution to Customer or any of its Users or Subscribers. Any and all IP Rights that may exist in Touchpoint Software (including workarounds, bug-fixes, update and upgrade versions, enhancements and adaptations made thereto) and or Further Developments shall be and remain being in the exclusive ownership of Operator, and Customer will not acquire any of such rights but will be entitled to use Touchpoint Software under the Agreement in accordance with the terms and conditions set forth in this Agreement. All copies of Touchpoint Software and supporting documentation in Customer’s possession shall remain the exclusive property of Operator and shall be deemed to be on loan to Customer during the term of this Agreement.

14.2	Customer Property. Operator agrees and acknowledges that Customer solely and exclusively owns and will continue to own all right, title and interest in and to the Customer Content and all Customer’s Confidential Information, and all data collected from users of the Customer App and the Customer website, if any, in any and all media now known or hereafter developed, and all IP Rights inherent therein or appurtenant thereto (collectively, the Customer Property). Nothing in this Agreement shall be deemed to convey or transfer to Operator any ownership rights in or to the Customer Property, and Customer hereby reserves all such rights exclusively for itself. Operator agrees and acknowledges that Customer solely and exclusively owns and will continue to own all right, title and interest in and to registration and usage data resulting from Subscribers registering to use and using the Customer App (collectively, the Subscriber Data). Operator will ensure that the technology used in the collection of all Subscriber Data will comply with all terms and conditions of Apple, Android and Customer privacy policies, as applicable.

15.	Term; Termination

15.1	Term. This Agreement shall become binding upon its due execution and shall remain in force for a minimum (the Minimum Term) of one year. This Agreement shall be automatically renewed for successive one-year periods unless either Party notifies the other Party of its intent not to new at least 60 days prior to the then-scheduled expiration of the Term.

15.2	Termination. Either Party may terminate this Agreement in the event the other Party material breaches this Agreement and such breach continues for thirty (30) days after written notice of such breach is provided to the breaching Party. Either Party may terminate this Agreement immediately upon written notice to the other Party in the event the other Party (i) ceases doing business; (ii) becomes insolvent; (iii) files for voluntary or involuntary bankruptcy.

15.3	Conduct Upon Termination

i.	In the event of termination of this Agreement in accordance with the provisions hereof or by operation of law, the following shall apply:

a.	Each Party shall return or destroy (at the disclosing party’s option) all proprietary information, Documentation, materials and other Confidential Information disclosed to it by the other Party within thirty (30) days after the termination of this Agreement; and

b.	All rights granted to Agreement either Party hereunder shall automatically and immediately terminate;

ii.	Termination of this Agreement shall not affect the accrued rights and claims of any Party prior to termination of this Agreement.

16.	General Provisions

16.1	Force Majeure. Neither Party shall be responsible or liable for damages caused by a delay or failure in its performance under this Agreement or any provision hereof, or by delay or failure which causes cancellation of this Agreement, if such delay or failure is due to a cause beyond its reasonable control, such as, but not limited, to the following: fires; strikes; war or acts of war; acts of mobs or rioters; acts of public authorities; delay or defaults caused by public carriers; or earthquakes, storms, floods, or other acts of God; provided, however, that the Party seeking release shall give prompt written notice to the other Party of any actual or anticipated delay, take reasonable steps to minimize the delay and overcome its effects, and promptly resume performance when the cause of delay is removed.

16.2	Governing Law; Venue. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York without giving effect to its conflict of laws principles. The parties consent to the exclusive jurisdiction and venue of the federal or state courts located in the State of New York, County of New York for any dispute or action arising out of or relating to this Agreement and hereby waive any objection to the laying of venue of any such action, suit or proceeding in any such courts. The prevailing party in any dispute regarding this Agreement shall be entitled to an award of its attorneys’ fees and costs.

16.3	Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient (i) upon receipt, when delivered personally or by courier, (ii) the next business day after sent, when sent by overnight delivery service, or (iii) three (3) business days after being deposited in the U.S. mail as certified or registered mail, return receipt requested, with postage prepaid, if in each instance such notice is addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice. Such communications must be sent to the respective parties at the following addresses:

To Operator:

Mark White

Touchpoint Group Holdings Inc.

4300 Biscayne Boulevard, Suite 203

Miami, FL, 33137

Mark@touchpointgh.com

To Customer:

Casey Martin

Casey Loves Fitness LLC :

6250 Hollywood Blvd., unit 11D

Los Angeles, CA 90028

16.3	Modification. No amendments, modifications, or waivers to this Agreement shall be valid unless in writing and signed by the Parties to the Agreement.

16.4	Assignment. No assignment shall be permitted absent the written approval of the Parties, such approval not to be unreasonably withheld. This Agreement shall be binding upon the successors in interest and assigns of the Parties.

16.5	No Waivers. The waiver by any Party or the failure by any Party to claim a breach or default of any of the provisions of this Agreement shall not constitute a waiver of any subsequent breach whether of a similar or dissimilar nature, nor shall any delay or omission on the part of any Party to exercise any right that it has under this Agreement operate as a waiver of such right.

16.6	Relationship Between the Parties; No Third-Party Beneficiaries. In all matters relating to this Agreement, the Parties shall act as independent contractors. The Parties do not intend, and nothing in this Agreement shall be construed as to create a partnership, principal/agent, or joint venture relationship between the Parties. Except as may be otherwise expressly permitted hereunder, neither Party will represent that it has any authority to assume or create any obligation, express or implied, on behalf of the other Party, or to represent the other Party as agent, employee, or in any other capacity. Nothing in this Agreement, whether express or implied, is intended to and shall not be construed to confer upon or create in any third-party any rights or remedies under or by reason of this Agreement, including without limitation, any right to enforce this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons or entities to any Party to this Agreement.

16.7	Severability. If any term or provision of this Agreement shall be held to be invalid or illegal, such term or provision shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement. The Parties agree to use their reasonable efforts to replace any invalid or illegal provision with a valid provision that most closely approximates the intent and economic effect of the invalid or illegal provision.

16.8	Headings. The section headings of this Agreement have been inserted for convenience only and shall not be considered in construing or interpreting any provision of this Agreement.

16.9	Counterparts. This Agreement may be executed in two or more counterparts and by facsimile or electronic mail, each of which shall constitute an original, but all of which shall constitute one instrument.

16.10	Survival. Notwithstanding anything to the contrary in this Agreement, the Parties agree that upon expiration or termination of this Agreement for any reason, the following Sections shall survive such termination or expiration in accordance with their respective terms: Sections 9, 10, 11, 13, 14, 15.3 and 16.

16.11	Entire Agreement. This Agreement and the Annexes attached hereto constitute the entire agreement between the Parties and supersede all previous agreements on this matter. There are no other written or oral agreements, representations, or understandings with respect to the subject matter of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers duly authorized as of the Effective Date above.

(signatues following page)

Touchpoint Connect Limited	Casey Loves Fitness LLC

/s/ Mark White	/s/ Casey Martin
Mark White CEO	Casey Martin

Address: Touchpoint Group Holdings Inc. 4300 Biscayne Boulevard, Suite 203 Miami, FL, 33137	Address: Casey Loves Fitness LLC: 6250 Hollywood Blvd., unit 11D Los Angeles, CA 90028

Email Mark@touchpointgh.com	Email: Caseylovesfitness@gmail.com

Annex 1

Description of Touchpoint Software:

Touchpoint is a Fan engagment platform. Bringing the user closer than ever to their favorite influencers, celebrities, musicians, sport personalities, sport leagues and more.

The Touchpoint platform has the following functionality;

Touchpoint framework which includes:

Experience/ Giveaways. Administrator has the option to run a daily, weekly or monthly Giveaway allowing their subscribers to enter to win. The winner is randomly selected by the computer. Entries will not require an email to win, since the user must be a subscriber in order to enter.

Commerce store, Administrator can sell product and merchandise within the App.

Content portal blog & video. Administrator can upload video or image content.

App will be re-branding to the Customers requirement, in line with Customers branding guidelines.

Administration panel. Content Management System (CMS) administrator platform allows (Customer) to upload, edit and run managed content for their App

Data Analytics. Database provides insights tools on number of users entered of Giveaways, Experiences and commerce Customer Resource Management (CRM) backened

Live Stream. Customer can go live to its users as long as they are subscribers of the App.

The Touchpoint Platform will operate on:

IOS Versions 13.0.2, as may be updated from time to time

Android Versions 9, as may be updated from time to time

A-1-1

Annex 2

Technical Support

1.	Customer shall provide full technical support at all times in respect of any fault or problem arising from or relating to Operators products or services including the Software for whatsoever reason on a twenty-four (24) hours a day, seven (7) days a week and three-hundred and sixty-five (365) days a year-round the clock basis (“Full Technical Support”)

2.	Operator shall provide Full Technical Support via telephone and/or email for matters relating to Emergency Situation and Critical Problem.

3.	Operator shall provide a report promptly to support and follow up on matters relating to emergency and critical faults including the non-critical problem until the fault or problem has been fully resolved by the Operator.

4.	Operator shall provide a database that captures all historical faults that was reported by Customer during the Interim Period or the entire duration of the agreement covering on the following aspects:

(a)	“Emergency Situation” - Loss of system functionality or throughput such as loss of billing functionality or primary services including provisioning of service.

(b)	“Critical Problem” – Reduction of system throughput which is meant by one or more traffic computers down or anomalies related to services including provisioning of service.

(c)	“Non-Critical Problem” - Operational problem caused by any fault that occurs occasionally or periodically but have little or no effect on the traffic and provisioning services.

A-2-1